Exhibit 10.11

Written Statement of Terms and Conditions of Employment

CONTENTS

1.	Continuous Employment	1
2.	Your job title	1
3.	Place of Work	1
4.	Salary payment	1
5.	Hours of work	1
7.	Holiday	2
8.	Statutory Sick Pay	2
9.	Pension	3
10.	Retirement	3
11.	Termination policy and procedure	3
12.	Disciplinary Procedure	3
13.	Grievance Procedure	3
14.	Secondary employment	3
15.	Restrictions on competition	3
16.	Confidentiality of Information	4
17.	Intellectual Property	4
18.	Collective agreements	4
19.	Changes to your written particulars of employment	4
20.	Statement of compliance with statutory obligations	4
21.	Right to hold personal data	4
22.	Information supplied in your application	5

Written Statement of Terms and Conditions of Employment

In accordance with the provision of the Employment Rights Act 1996 as amended by the Employment Relations act 1999 and Employment Bill 2001 and/or subsequent modifying legislation these written particulars describe the main Terms and Conditions of your employment with GlassHouse Technologies UK Ltd.

Employee Name:	Paul Hammond

Address:	20 Aldenholme, Ellesmere Road, Weybridge, Surrey, KT13 OJF

1.	Continuous Employment

Your employment with this company began on: 8th December 2004

Your continuous employment (taking into account any service with this company or with a previous employer which counts) began on: 8th December 2004

2.	Your job title: Technical Services Group Director (UK)

When considered appropriate/necessary by Management you may be required to carry out such other duties as are within your skill and competence.

3.	Place of Work

Your job is located at the Weybridge Office.

Your job may involve travelling for the proper performance of your duties.

The Head Office address for GlassHouse Technologies UK Ltd is St George’s House, 31-33 Monument Hill, Weybridge, Surrey KT13 8RN.

4.	Salary payment

Your basic salary will be £96,000 per annum

Salary is paid monthly in arrears, where possible direct into your bank or building Society account, on the last working day of the month.

Salaries are reviewed annually at the beginning of each financial year (January). If applicable, conditions relating to bonus, commission, overtime pay or any other additional payments and benefits are detailed in your offer letter or in the relevant benefit statement or policy, which will be issued if applicable.

5.	Hours of work

The normal working day will be from 9.00am until 17.30pm Monday to Friday including a one-hour break for meals each day. For the purposes of calculating any overtime payments, if applicable, your hourly rate will be calculated based on 37.5 hours per week. For further information, please see the Overtime Policy on the Company Intranet.

Should you wish to work different hours than those set out above, these may be agreed at the discretion of the Company on a case-by-case basis. For information on Flexible Working, please refer to the Company Intranet.

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Senior Managers are not entitled to any overtime payments and are expected to work such hours as are necessary to carry out their duties effectively and efficiently to the satisfaction of the Company Directors.

6.	Probation Period

The first three months of continuous employment service with the Company (as stated in Section 1 above), or such longer period as notified, is recognised as a Probationary Period. During this time your ability to meet required standards will be assessed and you will be advised at any stage throughout the three months if you are not meeting the standards. The standard Disciplinary Procedure does not apply during this period.

7.	Holiday

The Company holiday year runs from 1st January – 31st December.

7.1	Holiday Entitlement

Your basic annual entitlement is 22 days. You will accrue one extra days’ leave for every three years of continuous service completed, up to a maximum of 25 days.

7.2	Holiday carry over

You are permitted to carry over five days into the next leave year but these days must be taken within that leave year. Any other outstanding holiday will be forfeited. Payment in lieu of holidays is not permitted.

7.3	Public or Bank Holidays

You are entitled to those Public or Bank Holidays as determined by statute or other Government orders. You may be required by your Manager to work on a bank holiday on occasion but you will be given a day off in lieu and payment of twice for normal hourly rate if such a situation arises. At present these days are as follows:

New Years Day	Good Friday
Easter Monday	May Day
Spring Bank Holiday	Summer Bank Holiday
Christmas Day	Boxing Day

7.4	Holiday Pay on Termination

If you leave the Company with an outstanding holiday entitlement from the current holiday year, you will, in addition to any other sums to which you may be entitled, be paid a sum representing salary for the number of days holiday entitlement outstanding. If you leave our employment having taken more than the accumulated holiday entitlement for the current holiday year then a sum equivalent to wages for the additional holiday taken will be deducted from any final payment to you and the balance will be paid to you. A day’s holiday for these purposes will be 1/260 of your annual basic salary.

8.	Statutory Sick Pay

In the event of your absence for whatever reason you or someone on your behalf should contact the Company on the first day of absence not later than 9.00am.

The Company is legally required to administer on behalf of the Government a SSP scheme for the control of all payments made to an employee for the first 28 weeks of sickness in any period of incapacity. For the purposes of calculating Statutory Sick Pay the agreed “qualifying days” are Monday to Friday. SSP is subject to PAYE and National Insurance contributions.

If you are absent from work for less than 5 working days due to sickness you will be required to fill in a “self certificate” form. If you are absent for more than 5 working days you will be required to obtain a Doctors Medical Certificate.

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If you are ill for a long period, or have frequent periods of sick leave, the Company may at its expense require you to submit a medical examination by a doctor nominated by the Company.

9.	Pension

The Company provides a group personal pension plan, which you are eligible to join after the successful completion of your probationary period.

Your employment is not contracted out of the state pension scheme (if you wish to contract out of the scheme please notify the HR department).

10.	Retirement

The normal retirement age for all staff is 65 years of age.

11.	Termination policy and procedure

If you wish to leave the company, you are required to give three months notice, in writing. Whilst on probation, you are required to give one week’s notice if you wish to leave.

The minimum period of notice the company undertakes to give, should it be necessary to terminate your employment is shown below:

Extent of continuous employment	Minimum period of notice
Less than 3 months	1 week
More than 3 months but less than 5 years	4 weeks
At least 5 years but less than 12 years	1 week for each year of continuous employment
12 years or more	12 weeks

12.	Disciplinary Procedure

The Disciplinary rules applicable to your employment are non-contractual and are set out on the Company Intranet and attached to this document.

13.	Grievance Procedure

If you have any question or grievance you may raise it with your supervisor who will also be responsible for considering any necessary measures. The formal Grievance procedure is set out on the Company Intranet and attached to this document.

14.	Secondary employment

The Company expects you to devote your full attention to work for which you are employed. It is therefore company policy that staff should not have secondary employment without its express consent in writing.

15.	Restrictions on competition

You will not for the first 3 months after the end of your employment with us either on your own account or on behalf of any other legal person and in competition with the Company (or any Associate) directly or indirectly engage in or be concerned with any trade or business carried on by us (or any Associate) at the end of your employment.

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You will not for the first 3 months after the end of your employment with us solicit or accept order for products or services competitive with ours from any of our customers with whom you dealt with in the previous 12 months prior to the termination of your employment.

You will not for the first 3 months after the end of your employment with us solicit or seek to entice away from us any person who is and was, when your employment ended, employed by us during the last 12 months of your employment.

Each of the above restrictions is separate and severable from the other. If one is unenforceable for any reason, but would be enforceable if some of its wording were deleted, it shall apply with such deletions as are necessary to make it enforceable.

All of the above provisions shall apply if the company has dismissed you in breach of this contract.

16.	Confidentiality of Information

You must not at any time during (except in the course of your duties) or after your employment disclose or make use of your knowledge of any confidential information of the Company and its Associates. Confidential information includes (without) limitation all and any information about business plans, maturing new business opportunities, research and development projects, product formulae, processes, inventions, designs, discoveries or know-how, sales statistics, marketing surveys and plans, costs, profit or loss, prices and discount structures, the names, addresses and contact details of customers and potential customers or suppliers and potential suppliers (whether or not recorded in writing or on computer disc or tape) which the company or relevant associate Company treats as confidential.

17.	Intellectual Property

You will promptly disclose to us and keep confidential all inventions, copyright works, designs or technical know how conceived or made by you alone or with others in the course of your employment. You will hold all such Intellectual Property in trust for the Company and will do everything necessary or desirable at our expense to vest the intellectual property fully in the company and/or to secure patent or other appropriate forms of protection for the intellectual property. Decisions as to the protection or exploitation of any intellectual property shall be in the absolute discretion of the company.

18.	Collective agreements

Your terms and conditions are not governed by a collective agreement.

19.	Changes to your written particulars of employment

Any reasonable changes to the particulars of your employment with GlassHouse as specified in this statement will be notified personally to you, in writing, at the earliest opportunity and not later than one month after the changes have taken place.

20.	Statement of compliance with statutory obligations

The Company undertakes to fully comply with its statutory obligations relating to Equal Opportunities, Racial Discrimination and Disability Discrimination and expect all employees also to comply. Please see the Company Intranet for further details.

21.	Right to hold personal data

The Company is fully committed to adhering to the statutory provisions and the principles of the Data Protection Act 1998, which relates to the collection, storage and use of personal data. Should the employee wish to see copies of information held on them in his/her personnel records, an application must be made in writing to HR and arrangements will be made for the records to be viewed within 30 working days.

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As part of the terms and conditions of employment you must agree to the company collecting, retaining and processing information such as age, sex and ethnic origin. The information should only be used so that the company can monitor their compliance with the law and best practice in terms of equal opportunities and non-discrimination. You therefore give consent to the holding and processing of personal data provided by you to the Employer for all purposes relating to your employment, including, but not limited to administering and maintaining personnel records; paying and reviewing salary and other remuneration and benefits; providing and administering benefits; undertaking performance appraisals and reviews; maintaining sickness and other absence records; taking decisions as to your fitness for work; providing references and information to future employers, and any governmental bodies; providing information to future purchasers of the Company or of the business in which you work.

22.	Information supplied in your application

GlassHouse employs you on the basis of information supplied by you on your application form/Curriculum Vitae. If any or all of this information is found to be untrue your employment may be terminated without notice or salary in lieu of notice.

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Receipt of written particulars of employment

I acknowledge receipt of the written statement of my employment with GlassHouse Technologies (UK) Ltd, which I understand I am expected to abide by.

Name

Department

Signature

Date

Please return one copy signed to HR

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